UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

RESTORATION HARDWARE HOLDINGS, INC.
 (Name of Issuer)

COMMON STOCK, PAR VALUE $0.0001 PER SHARE
(Title of Class of Securities)

761283100
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 761283100	13G

1	NAME OF REPORTING PERSON Tower Three Home LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See Item 4 and Item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 761283100	13G

1	NAME OF REPORTING PERSON Tower Three Partners Fund I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See Item 4 and Item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 761283100	13G

1	NAME OF REPORTING PERSON Tower Three Partners Fund I GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* See Item 4 and Item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 761283100	13G

1	NAME OF REPORTING PERSON Tower Three Partners Fund I GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 761283100	13G

1	NAME OF REPORTING PERSON Forrest Tower Three CI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See Item 4 and Item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 761283100	13G

1	NAME OF REPORTING PERSON William D. Forrest
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES See Item 4 and Item 8
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 761283100	13G

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of common stock, par value $0.0001 per share (“Common Stock”), of Restoration Hardware Holdings, Inc. (the “Issuer”) and have entered into a Joint Filing Agreement, dated February 14, 2014, a copy of which is filed with this Schedule 13G as Exhibit A.

Item 1 (a).       Name of Issuer:

Restoration Hardware Holdings, Inc.

Item 1 (b).       Address of Issuer’s Principal Executive Offices:

15 Koch Road, Suite J
Corte Madera, CA 94925

Item 2 (a).       Name of Person Filing:

(1)           Tower Three Home LLC
(2)           Tower Three Partners Fund I LP
(3)           Tower Three Partners Fund I GP LP
(4)           Tower Three Partners Fund I GP LLC
(5)           Forrest Tower Three CI, LLC
(6)           William D. Forrest

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

The principal business office for all persons filing:

c/o Tower Three Partners
Two Sound View Drive
Greenwich, CT 06830

Item 2 (c).       Citizenship:

See item 4 of each cover page

Item 2 (d).       Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2 (e).       CUSIP Number:

761283100

CUSIP NO. 761283100	13G

Item 3.	Not Applicable

Item 4              Ownership

Item 4(a)	Amount Beneficially Owned

As of December 31, 2013, the Reporting Persons no longer beneficially own any shares of Common Stock and do not own any shares of Common Stock as of the date hereof.

Item 4(b)         Percent of Class

See Item 4(a) above.

Item 4(c)         Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:
See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:
See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:
See Item 8 of each cover page

Item 5.            Ownership of Five Percent or Less of a Class

Check-the-box for 5% or less ownership [X]

Item 6.            Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.            Identification and Classification of Members of the Group

Not Applicable.

CUSIP NO. 761283100	13G

Item 9.            Notice of Dissolution of Group

Not Applicable.

Item 10.          Certification

Not Applicable.

CUSIP NO. 761283100

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	TOWER THREE HOME LLC

	By:	Tower Three Partners Fund I LP,
its managing member
	By:	Tower Three Partners Fund I GP LP,
its general partner
	By:	Tower Three Partners Fund I GP LLC,
its general partner
	By:	Forrest Tower Three CI, LLC,
its managing member

	By:	/s/ William D. Forrest
		Name:	William D. Forrest
		Title:	Managing Member

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	TOWER THREE PARTNERS FUND I LP

	By:	Tower Three Partners Fund I GP LP,
its general partner
	By:	Tower Three Partners Fund I GP LLC,
its general partner
	By:	Forrest Tower Three CI, LLC,
its managing member

	By:	/s/ William D. Forrest
		Name:	William D. Forrest
		Title:	Managing Member

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	TOWER THREE PARTNERS FUND I GP LP

	By:	Tower Three Partners Fund I GP LLC,
its general partner
	By:	Forrest Tower Three CI, LLC,
its managing member

	By:	/s/ William D. Forrest
		Name:	William D. Forrest
		Title:	Managing Member

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	TOWER THREE PARTNERS FUND I GP LLC

	By:	Forrest Tower Three CI, LLC,
its managing member

	By:	/s/ William D. Forrest
		Name:	William D. Forrest
		Title:	Managing Member

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	FORREST TOWER THREE CI, LLC

	By:	/s/ William D. Forrest
		Name:	William D. Forrest
		Title:	Managing Member

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014	WILLIAM D. FORREST

/s/ William D. Forrest